UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 15, 2014

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2014, the Share Sale Agreement described below under Item 2.01 was amended and restated. The information set forth below under Item 2.01 is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 16, 2014, Arthur J. Gallagher & Co. (the “Company”) completed the acquisition (the “Acquisition”) of certain insurance brokerage businesses of Wesfarmers Insurance Investments Pty Ltd and OAMPS Ltd (together with Wesfarmers Insurance Investments Pty Ltd, the “Seller”) in Australia, New Zealand and the United Kingdom. The Acquisition was completed pursuant to a Share Sale Agreement entered into on April 6, 2014 (the “Share Sale Agreement”) among the Company, the Seller, Wesfarmers Limited and Pastel Purchaser Pty Limited, as previously disclosed by the Company in a Current Report on Form 8-K dated April 7, 2014 under Item 1.01. The Share Sale Agreement was amended and restated on June 15, 2014 in order to (i) increase the purchase price by A$10,000,000 and (ii) provide for a June 16, 2014 closing of the Acquisition (rather than June 30, 2014). Except as modified by the preceding sentence, the description of the Share Sale Agreement set forth under Item 1.01 of the Company’s April 7, 2014 Current Report on Form 8-K is incorporated herein by reference.

In connection with the Acquisition, at closing the Company paid cash consideration of A$1.02 billion (the “Purchase Price”), reflecting the purchase price increase described above. The Purchase Price is subject to a net current asset adjustment, as provided in the Share Sale Agreement. Other than with respect to the Acquisition, there is no material relationship between the Company and the Seller. The Company funded the Purchase Price using proceeds from an equity offering, cash on hand and proceeds from the Company’s revolving credit facility.

The foregoing description of the Share Sale Agreement is qualified in its entirety by reference to the full text of the Share Sale Agreement, as amended and restated, which is attached hereto as Exhibit 2.1, and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

2.1	Share Sale Agreement, amended and restated as of June 15, 2014, by and among the Company, the Seller, Wesfarmers Limited and Pastel Purchaser Pty Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: June 16, 2014	/s/ Walter D. Bay
Walter D. Bay Vice President, General Counsel and Secretary